Exhibit 5.2

December 2, 2022

Axsome Therapeutics, Inc.

22 Cortlandt Street, 16th Floor

New York, New York 10007

RE: Securities Registered under Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Axsome Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the filing of its Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) filed on December 2, 2022 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offering by the Company of any combination of securities of the types specified therein. We are delivering this supplemental opinion letter in connection with the sales agreement prospectus (the “Prospectus”) contained in the Registration Statement. The Prospectus relates to the issuance and sale, from time to time, by the Company of up to $250.0 million of shares of the Company’s common stock (the “Shares”), par value $0.0001 per share (“Common Stock”), covered by the Registration Statement. The Shares are being offered and sold pursuant to the Prospectus and the sales agreement dated March 1, 2022, by and between the Company and SVB Securities LLC, as sales agent (the “Sales Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Sales Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)